EXHIBIT 10.35

Collective Bargaining Agreement, dated February 1, 2001, by and between Trencor, Inc. and the United States Steelworkers of America, AFL-CIO and CLC.

EXHIBIT 10.35

Collective Bargaining Agreement, dated February 1, 2001, by and between Trencor, Inc. and the United States Steelworkers of America, AFL-CIO and CLO.

LABOR AGREEMENT
Between
TRENCOR, INC.
and
UNITED STEELWORKERS OF AMERICA, AFL-CIO, CLC

This AGREEMENT is entered into as of the 1st day of February, 2001, by and between Trencor, Inc. (the "Company" or "Employer"), located at 1400 East Highway 26, Grapevine, Texas 76051, and the United Steelworkers of America, AFL-CIO, CLC ("Union"). In consideration of the mutual covenants herein contained, it is agreed as follows:

This Agreement covers only those matters specifically contained herein and supersedes all prior agreements between the Company and the Union, including, without limitation, any interim or contingent agreements, letters of interpretation, verbal understandings, arbitration awards, and/or past practices.

SCOPE AND RECOGNITION

The Company recognizes the Union as the sole and exclusive bargaining representative for all Employees covered herein as to wages, hours and working conditions. The term "Employees" as used in this Agreement, shall only include all designated production and maintenance employees employed by the Employer at its facility at 1400 East Highway 26, Grapevine, Texas 76051. Excluded are all office clerical employees, sales persons, field service technicians, professional employees, leadmen, supervisors and guards as defined in the National Labor Relations Act.

TERM OF AGREEMENT

This Agreement shall be effective as of 12:01 a.m., February 1, 2001, and shall continue in full force and effect through Midnight, January 31, 2004. This Agreement shall be automatically renewed from year to year after January 31, 2004 upon all the terms and conditions then in effect unless either party terminates this Agreement effective Midnight, January 31, 2004, or the Midnight of any ensuing anniversary, on not less than 60 days prior written notice to the other party.

COMPLETE AGREEMENT AND SAVINGS CLAUSE

The parties hereto acknowledge that, during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to all proper subjects of collective bargaining, all such subjects have been discussed and negotiated upon, and the agreements contained in this Agreement were arrived at after the free exercise of such rights and opportunities. Therefore, the Company and Union, for the life of this Agreement, each voluntarily and unqualifiedly waive the right, and each agrees that the other shall not be obligated, to bargain collectively with respect to any subject matter not specifically referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both of the parties at the time they negotiated or signed this Agreement.

PROBATIONARY PERIOD

Each new and re-hired Employee shall be considered a probationary Employee for the first ninety (90) calendar days of employment. During the probationary period, the Company shall have sole and exclusive right to discipline or terminate an Employee with or without cause and neither the probationary Employee nor the Union shall have the right to grieve, arbitrate or otherwise contest the action of the Company.

CONFLICT OF INTEREST

All Employees are prohibited from engaging in any activity, practice or act which conflicts with the interests of the Company or its customers. No Employee shall accept full-time, part-time or temporary employment for any competitor of Company without the consent of the Company, and no Employee shall do contract work in the heavy equipment manufacturing industry. Similar situations which create an actual conflict of loyalty or interest or the appearance of such a conflict, or which are disruptive of the stable work environment which the Company seeks to maintain, must be avoided. An Employee's failure to abide by this paragraph shall be subject to discipline up to and including discharge.

NO DISCRIMINATION

The Company and the Union, in their respective areas, agree there shall be no discrimination against any Employee, or applicant for employment or union membership, because of race, creed, color, age, sex, place of national origin, veteran status, disability (provided the disability does not impair the person's ability to perform the required work) or any other classification as defined in Presidential Executive Orders, Federal and State legislation.

Wherever the masculine gender is used in this Agreement, it shall be construed to mean either sex.

UNION WAIVER UNDER AMERICANS WITH DISABILITIES ACT

Section 1 Both the Company and the Union agree to fully comply with the provisions and terms of the Americans with Disabilities Act.

Section 2 Subject to the provisions in this Article, the Company shall have the right, in its sole discretion, to take whatever action it deems necessary to comply with the Americans with Disabilities Act, including but not limited to discussing reasonable accommodations directly with affected Employees.

Section 3 The Company shall have no obligation to disclose to the Union and/or any employee any information concerning the disability of any applicant and/or Employee (within or outside the bargaining unit). The Company shall have no obligation to disclose to the Union and/or any Employee any information concerning any action taken pursuant to Section 2 of this Article which the Company deems necessary to comply with the Americans with Disabilities Act, except to the extent that a proposed or implemented accommodation adversely impacts the rights of another employee within the collective bargaining unit. In such a case, the Company will notify and consult with the Union concerning such proposed or implemented accommodation.

Section 4 In reviewing a grievance by an employee other than the employee requesting any accommodation under the ADA challenging an accommodation decision, the arbitrator shall consider the needs of the disabled employee, and shall have no authority to reverse an accommodation made for purposes of complying with the ADA, except to the extent that another employee's rights under the contract are substantially adversely impacted. In such a case, the arbitrator may order prospective modification or reinstatement of the grievant's rights only. In recognition of the difficult issues raised by accommodation requests, no back pay or other retroactive relief against the company may be ordered.

WORKING CONDITIONS

Section 1 Forty (40) hours actually worked at straight time shall constitute a week's work. A scheduled work day may include as many as ten (10) hours. The provisions of this Article are intended merely to provide a basis for determining the number of hours of work for which an Employee shall be paid at overtime rates, and nothing herein shall be construed as a guarantee by the Company of a specified number of hours of work per day or per week or as a limitation on the hours of work per day or per week.

Section 2 The Company shall have the sole and exclusive right to establish and, from time to time, change the hours for the commencement or cessation of work as well as the daily and weekly work schedules for all Employees, for different job classifications, or for individual Employees within each job classification. Consistent with production requirements, the Company will make a good faith effort to schedule an Employee's work week over five consecutive days.

Section 3 A thirty (30) minute unpaid lunch period shall be provided on each shift. The Company shall designate the time of said break period, and the time shall be between 11 a.m. and 1 p.m. or at such other time as the parties may agree, except in cases of emergency.

Section 4 Nothing contained herein shall limit the amount of work to be performed by an Employee during a normal work day/work week. The establishment of the amount of work to be performed is the sole and exclusive right of management. The Company will consider equipment and work flow limitations when setting and evaluating the amount of work to be performed.

Section 5 Where an Employee is specifically directed by the Company to work in excess of forty (40) hours in any week, such Employee shall be paid for such work in excess of forty (40) hours, one and one-half (1-1/2) times the employee's normal rate of pay. Paid holiday time, vacation time, and jury duty time used by an Employee will count as hours worked (up to a maximum of eight (8) hours per day) for purposes of calculating overtime.

Section 6 The Company shall schedule requirements for weekend overtime as soon as practical, but no later than two hours before the end of the normal work week, except in cases of emergency or customer service requirements. The Company shall schedule requirements for daily overtime as soon as practical, but no later than one hour before the end of the normal work shift, except in cases of emergency or customer service requirements. The Company reserves the right to post or otherwise inform Employees of requirements for overtime at a later time if the Management believes that circumstances warrant the late posting.

Section 7 Except when overtime is required to complete an operation already underway or when an entire department is scheduled for overtime, overtime opportunities will be made available on the following basis: Qualified employees will first be asked to volunteer using the "low-man" concept, as outlined in Section 8 of this Article. This means that the qualified man currently within the job classification needed to work overtime who has the lowest amount of overtime hours will get the first opportunity to be scheduled for overtime. A Union representative within each designated department will maintain the overtime list (by department, classification, and shift) that will be used to allocate overtime using the "low-man" concept, and will provide the Company with an immediate response to a request for overtime made under the "low-man" concept. The Company will schedule qualified employees for overtime if the needed overtime cannot be filled by "low man" volunteers.

Section 8 In using the "Low Man Concept" for voluntary overtime distribution the overtime list will be maintained by using the following principles.

  A Union representative within each designated department will maintain the overtime list by department, classification and shift.

  The supervisor within each designated department will tell the union representative the number of employees needed to accomplish the overtime task. The union representative will then make a determination of which individuals will be canvassed for the overtime and then accompany the supervisor who will make the overtime request to the designated employee(s). The employees acceptance or denial will then be recorded in order to maintain the future integrity of the overtime list. Any questions regarding the proper person(s) being asked will be the responsibility of the Local Union.

  All overtime opportunities will be charged on the overtime list when offered and not accepted or when the employee is not otherwise available.

These are the basic guidelines to be used in determining voluntary overtime distribution for bargaining unit employees. There is no prohibition for improvements made by mutual consent by the parties vested with the responsibility of implementation.

BULLETIN BOARDS

The bulletin board located inside the break room for plant employees is designated as a Company bulletin board for posting official Company announcements and will contain official Company announcements, required postings, and other things.

There are other bulletin boards in various areas of the facility where employees may, subject to approval by the Company's Personnel Department, post personal notices.

The bulletin board located on the wall of the central shop office is designated as a Union bulletin board where Union members may, subject to approval by the Company's Personnel Department, post Union announcements and other things. All union-related postings will be posted at this location.

PERSONAL LEAVE POLICY

Requests for unpaid leaves of absence not to exceed five (5) working days for personal family reasons not covered under the Family and Medical Leave Act, Texas Government Code Ann. 431.005-006 (concerning military leaves of absence) and personal days off, including requests to attend Union conferences for educational or training purposes, will be considered on an individual basis for regular full-time employees and will be based on the employee's needs and Company's needs. Except for emergency situations, a request for personal leave must be submitted to the immediate supervisor in writing at least two/weeks prior to the proposed start date or as soon as practical. The request must explain the reason for the leave and indicate the expected date of return. Management will not arbitrarily withhold permission to take a leave of absence under this section.

It is understood that when approved leaves begin on Monday and end on the following Friday, the individual will not be required to work the weekend before or the weekend after the leave except in cases of emergency or customer service requirements that arose during the employees leave.

Employees must continue to pay their portion of any benefits that are normally payroll deducted during their leave.

EMPLOYEE PRODUCTION AND CONDUCT

Section 1 The Union recognizes and acknowledges that the Company has the duty of maintaining good discipline among its Employees because the Company is responsible for the efficient, safe and orderly operation of its business.

Section 2 The Company shall have the right to discipline and/or discharge Employees for cause.

Section 3 In the case of any offense for which an Employee may be discharged, the Company may, in its sole discretion, impose a lesser penalty. The imposition of a lesser penalty may not be used as evidence of discriminatory treatment in any arbitration proceeding under this Agreement.

Section 4 The following shall constitute cause for immediate discharge not subject to the Grievance and Arbitration provisions of this Agreement:

(a) Fighting on Company property, where it is undisputed that the Employee initiated physical contact with another Employee;

(b) Possessing non-prescription intoxicants or illegal drugs on Company property;

(c) Sale of drugs on Company property, while on duty, or to other Employees;

(d) A positive laboratory test result establishing the presence in the Employee's bodily system of illegal drugs, controlled substances, alcohol or the presence of lawful over-the-counter or prescription drugs (at a level higher than the manufacturer's or doctor's recommended dosage);

(e) Drinking intoxicants, using illegal drugs, or misusing legal drugs off Company property and then returning to work or working "under the influence";

(f) Being convicted of a felony, not including traffic violations, unless such traffic violations may result in a jail sentence; or

(g) The possession of guns, knives (except for pocket knives), illegal weapons of any kind on Company property or while the Employee is on duty and/or representing the Company, whether on or off Company property.

Section 5 The following shall constitute cause for discipline, up to and including immediate discharge, expressly subject to the Grievance and Arbitration provisions of this Agreement, and the enumeration here is by way of illustration and shall not be deemed to exclude or restrict the Company's right to discipline or discharge its Employees for any other cause:

(a) Fighting on Company property, where it is disputed that the Employee initiated physical contact with another;

(b) Incompetence or inefficiency;

(c) Unexcused absence and/or tardiness;

(d) Breach of this Agreement;

(e) Refusal to execute any work received from or destined to another Company whose Employees are locked out or on strike;

(f) Misconduct on Company property;

(g) Violation of Company rules, including safety rules;

(h) Disparagement of the Company or any Company official whether this occurs on or off Company property;

(i) Disloyalty;

(j) Dishonesty;

(k) Working for any company that competes in any way with the Company, without the Company's written approval;

(l) Working for any other employer or becoming self-employed if doing so interferes with the Employee's satisfactory performance for the Company;

(m) Insubordination which shall be defined as a refusal of an Employee to follow orders, a refusal to perform work as assigned or the use of abusive, profane and/or inflammatory language (exclusive of "shop talk") when directed to any Company executive, manager or supervisor;

(n) Substantial misstatement or omission in the Employee's application for employment or other document used or prepared during the course of employment;

(o) Substantial false statement or willful misstatement regarding Company business;

(p) Refusal to use the materials or equipment received from or delivered by another Company whose Employees are locked out or on strike;

(q) Misuse of Company material, facilities or equipment; or

(r) Willful neglect of duty.

Section 6 To the fullest extent permitted by law, the Company shall have the right to require of any Employee at any time a physical examination by a physician of its choosing to determine said Employee's physical and mental ability to perform his job assignment efficiently and safely. To the fullest extent permitted by law, the Company shall have the right to evaluate the ability of the Employee to perform his job assignment efficiently and safely, and the Company may promote, demote, lay off, transfer or discharge said Employees as a result of such evaluation. It is understood that the Company may only act with just and proper cause and that its actions shall be subject to the Grievance and Arbitration provision of this Agreement.

Section 7 The Company shall have the right to conduct job studies and to use that information to evaluate the work performance of the Employees covered by this Agreement. It is understood that the Company may only act with just and proper cause and that its actions shall be subject to the Grievance and Arbitration provision of this Agreement.

Section 8 With respect to this Article, the Company's or Union's failure to exercise any right, prerogative, or function hereby reserved to it, or the Company's or Union's exercise of any such right, prerogative, or function in a particular way, shall not be considered a waiver of the Company's or Union's right to exercise such right, prerogative, or function or preclude it from exercising the same in some other way not to conflict with the express provisions of this Agreement.

Section 9 There shall be no restriction placed upon the amount of work performed by any individual or group of individuals, nor shall production be limited in any manner.

Section 10 Subject to the regular hours of work established hereunder, the Company retains the sole right to determine the extent to which its plant or any part thereof shall be operated or shutdown or production reduced or increased. No shutdown or reduction because of the lack of sales, shortage of material or other similar causes shall be deemed a lockout (within the meaning of this Agreement). The right to establish posting standards and the scheduling of operations and the choice of equipment for various jobs shall be vested exclusively in the Company.

SUB-CONTRACTING

Both parties recognize and agree that contracting out is an essential part of maintaining an efficient and competitive business. The Company will refrain from contracting out any work normally performed by the bargaining unit employees unless there is no other cost-effective alternative. It is understood that some tasks cannot be accomplished through any other method.

The Company maintains the right to decide whether there is a cost-effective alternative to subcontracting, based on, but not limited to, business needs, customer demand, availability of product, equipment expectations, and manpower.

RIGHTS OF PARTIES

Section 1 The Union has the exclusive right and duty to bargain collectively and process grievances for and on behalf of all of the employees in the Bargaining Unit. Otherwise, the Union does not have or claim any right to participate in or interfere with the management or the operation of the business of the Company or the determination of the operating policies of the Company or the selection, supervision or direction of the Employees of the Company.

Section 2 Except to the extent expressly abridged by a specific provision of this Agreement, the Employer reserves and retains solely and exclusively all of its normal, inherent, and common law rights to manage the business, as such rights existed prior to the execution of this Agreement, and it is agreed that the Employer alone shall have the authority to determine and correct policies, modes and methods of operating its business, without interference by the Union. The sole and exclusive rights of Management which are not specifically abridged by this Agreement include, without limitation, the following:

    To determine the methods, materials and processes to be employed;

    To introduce improved methods and equipment to reduce cost for the production and sale of its services;

    To change, discontinue or automate processes or operations;

    To determine the qualifications of new Employees;

    To hire, select and to determine the number and type of Employees required;

    To determine the size and composition of its work forces;

    To determine and select the equipment, machinery, products and supplies to be used, operated, manufactured, handled, processed, sold, or distributed;

    To hire, select and determine the number and type of Employees required;

    To promote, transfer, layoff, terminate, or otherwise relieve Employees from duty for lack of work or other reasons in accordance with the terms of this Agreement;

    To reprimand, suspend, discharge, or otherwise discipline employees for just cause or other reasons in accordance with this Agreement;

    To determine job content and the types of work needed;

    To establish work and quality standards;

    To assign work;

    To determine the hours and dates to be worked on each job and each shift;

    To establish shifts, to set the hours of work and the number of Employees for such shifts, and from time to time to change the shifts and the hours and Employees of the shifts;

    To set the standards of productivity, the products to be produced and/or the services to be rendered;

    To discontinue, transfer, assign, all or any part of its business operations;

    To determine the fact of lack of work;

    To expand, reduce, alter, combine, transfer, assign, establish or cease any job, job classification or operation;

    To control, regulate, change, or discontinue the use of supplies, machinery, tools and equipment, vehicles or other property owned, used, processed or leased by the Employer;

    To select new equipment for its operations, including equipment for new operations;

    To adopt and enforce safety rules and rules of conduct, policies and practices; and

    To introduce new, different or improved methods, means and processes of transportation, production, maintenance, service and operation and otherwise generally to manage the operations of the Employer and to direct the work forces.

Section 3 As a condition of entering employment, or after a thirty (30) day absence for any reason, the Company reserves the right to require a medical examination and a certificate from a qualified and mutually acceptable medial doctor as to the Employee's fitness and physical ability.

Section 4 The Company shall have the sole and exclusive right to require of any Employee at any time a physical examination by a physician of its choosing to determine said Employee's physical and mental ability to perform his job assignment efficiently and safely. To the fullest extent permitted by law, the Company shall have the sole and exclusive right to evaluate the ability of the Employee to perform his job assignment efficiently and safely, and the Company may promote, lay off, or discharge said Employees as a result of such evaluation.

Section 5 The Company shall have the sole and exclusive right to administer a policy governing the use, possession and/or sale of drugs and/or alcohol; to require Employees to submit to testing for the presence of drugs and/or alcohol; to discipline Employees for violations of policies governing drugs and alcohol. Information concerning the nature of the random testing procedure used at the Company will be obtained by the Company from the independent third-party company responsible for directing the random testing procedure and disclosed to the Union.

Section 6 With respect to this Article, the Company's failure to exercise any right, prerogative or function hereby reserved to it or the Company's exercise of any such right, prerogative, or function in a particular way, shall not be considered a waiver of the Company's right to exercise such right, prerogative, or function or preclude it from exercising the same in some other way not in conflict with the express provisions of this Agreement.

TEMPORARY EMPLOYEES - TEMPORARY AGENCIES

The Company has the right to, in its sole discretion, use employees of temporary agencies to perform Bargaining Unit work for periods of up to ninety (90) days per such employee. During this temporary period under which the employee is still employed by the temporary agency, the Company shall have the sole and exclusive right to discipline or terminate the employee's services with or without cause and neither the employee nor the Union shall have the right to grieve, arbitrate, or otherwise contest the action of the Company. If, at the conclusion of the ninety (90) day period or earlier, the Company hires the employee as a full-time employee of the Company to work in the Bargaining Unit, the Company will recognize the Union as the employee's sole and exclusive bargaining representative pursuant to the Scope and Recognition article of this Agreement and the employee will commence working as a new employee pursuant to the Probationary Period article of this Agreement.

BARGAINING UNIT WORK

Other than leadmen and field service technicians, who may perform Bargaining Unit work, persons whose regular jobs are not in the Bargaining Unit will not work on any job for which rates are established by the Agreement, except for the following purposes:

    Bona fide training of employees;

    Protection of life and property under emergency conditions;

    Development of new equipment and techniques critical to the operation of the Plant;

    Training of management or supervisory personnel for managerial duties;

    De minimus activities that do not result in the loss of pay or work opportunities for bargaining unit employees;

    Occasional adjustments of machinery or materials or taking measurements necessary for evaluation of operations; or

    Other cases of emergency or customer service requirements requiring work of two hours or less per day.

But for these exceptions, no Employee will be deprived of work or pay because of substitution by excluded personnel. If a management or supervisory employee performs Bargaining Unit work in violation of this Section and the Bargaining Unit employee who otherwise would have performed the work can be reasonably identified, the Company shall pay that employee the applicable standard hourly wage rate for the time involved.

LAYOFFS, RECALL AND JOB BIDDING

Section 1 The Company shall have the right to lay off and recall Employees. When making these determinations, the Company shall determine the affected job classification, specific job performed, and number of employees it needs and then select Employees for layoff or recall using the following criteria in the order noted:

(a) The comparative skills and abilities of the Employees within the affected job classification(s);

(b) The comparative plant seniority and comparative performance of the Employees within the affected job classification(s);

(1) Plant seniority shall be calculated from each individual employee's date of employment in the Bargaining Unit of the Company. An Employee's continuous service shall be deemed to be broken and seniority lost if he or she is discharged for just cause, he or she voluntarily quits, he or she fails to return to work after a layoff within five (5) working days after notification is mailed by Certified Mail (unless extenuating circumstances as determined by the Company prevent the Employee from doing so), he or she has been laid off for six (6) months or absent due to a work related injury or illness for twelve (12) months or more, he or she is absent for more than three (3) consecutive working days without just cause or without notifying the Company, he or she is absent from work for any reason (other than a work related injury or illness for twelve (12) months or more, as discussed above) for six (6) months or more.

(2) Comparative performance will be assessed by the Company's managers and supervisors using the criteria set out in the Company's performance appraisal forms, as they may exist from time to time and will be distributed to the bargaining unit, with the understanding that the Company will consult with the Union before making any material change to the performance appraisal form.

(c) The comparative discipline, attendance, and tardiness records of the Employees.

Section 2 The Company shall have the right to promote, transfer, or fill new or vacant positions within the Bargaining Unit. When making these determinations, the Company shall determine the needed job classification, specific job that will be performed, and number of employees it needs. The Company will then post information concerning the position on the plant bulletin boards for a period of five (5) workdays, and any Bargaining Unit employee may request in writing to be considered for the position by applying to the Company manager of the department posting such notice. The Company will then select Employees using the following criteria in the order noted:

(a) Comparative skills and abilities to perform the new job, and performance in the current job;

(b) Comparative plant seniority; and

(c) Comparative discipline, attendance, and tardiness records.

Where applicable, when making non-promotion determinations concerning filling vacant positions, preference will be given to employees who previously held the vacant classification but were laid off in the preceding six months and have applied for recall. No employee will be promoted, transferred, or asked to fill a position who does not possess the qualifications and ability to satisfactorily perform the job. If no bargaining unit employee has the qualifications and ability to satisfactorily perform the duties of any new position or vacancy, the Company will have the right to fill the position or vacancy from the outside.

NO STRIKES/NO LOCKOUTS

Section 1 It is the intent of the parties to this Agreement that the procedure herein shall serve as a means for peaceable settlement of all strike or lockout disputes that may arise between them.

Section 2 The Company agrees that, during the life of this Agreement, it will not lock out its employees.

Section 3 The Union agrees that, during the life of this Agreement, there shall be no strikes (including but not limited to sympathy, unfair labor practice, or wildcat strikes), sit-downs, slow-downs, work stoppages, boycotts, any acts honoring a picket line or any other acts that interfere with the Company's operations or the production or sale of its products or services during the term of this Agreement by the Union, its officers, agents and members. It is understood that the foregoing proscriptions are specifically intended to include, but are in no way limited to, the following:

(a) The honoring of a picket line, or any other concerted activity, of either a sister or affiliate local of the Union, of any other organized unit at the Company, or of any other union, group or individual; and

(b) The participation in or support or encouragement of any consumer boycott, advertising boycott, or information picketing, of either a sister or affiliate local of the Union; or of any other organized unit at the Company or of any other union, group or individual.

Section 4 The Union agrees that it will not authorize, ratify, or condone any strike or any other activity described herein. In the event of any strike or any other proscribed activity not authorized, ratified, or condoned by the Union, the Union and its officers, agents, and representatives will make every good faith effort to end such activity. Such good faith efforts must include, but are in no way limited to, the following:

(a) The Union will notify all Employees immediately in the event of a strike, or other proscribed activity, that the activity is unauthorized and in violation of the Agreement, and that they shall cease such unauthorized activities. The Union will send a copy of such notice to the Company;

(b) The Union will inform all Employees who participate in the strike or other proscribed activity that it is their individual responsibility per (a) above.

Section 5 Any or all Employees participating in any activity proscribed herein may be subject to disciplinary action, including discharge.

Section 6 The Parties shall have direct recourse to the National Labor Relations Board or the courts for a violation of this Article. The Company and the Union do hereby expressly agree that for purposes solely of injunction by a court of competent jurisdiction any strike or other proscribed activity is and shall be deemed to be over a dispute with the Company by an Employee or group of Employees involving the interpretation or effect of this Article and shall be immediately enjoined by any court of competent jurisdiction. Should the National Labor Relations Board or the court find the Union has violated this Article, the Union agrees to be jointly and severally liable for compensatory damages, for punitive damages, and for all of the Company's costs, including attorney's fees, incurred in halting the strike and/or in collecting damages.

Section 7 The obligations, rights, and provisions of this Article shall be completely independent of and shall not be affected or limited by the inclusion or absence of any other provision of this Agreement, including any grievance and/or arbitration provisions. The obligations, rights, and provisions of this Article are not subject to the grievance and/or arbitration provisions of this Agreement. Nothing in this Article, however, will limit the ability of an individual employee subjected to disciplinary action by the Company for participating in any activity proscribed herein to grieve and/or arbitrate such action on the basis of "mistaken identity." The arbitrator's rights when deciding such issues shall be limited to deciding the issue of mistaken identity and the arbitrator will not be permitted to otherwise modify the disciplinary action at issue.

NOTICES

Any notice that is required to be given or may appropriately be given by one party (Union or Company) to the other hereunder, shall be in writing and shall be given by personal delivery or sent by prepaid delivery service or certified or registered mail. Notices to the Company shall be addressed as Attention: (name) (address). Notices to the Union shall be addressed as Attention: (name) (address). Any mailed or wired notices shall be deemed given at the time of dispatch in the mail or by delivery. Notices personally delivered shall be delivered to the aforesaid persons. Either party may change its address for notices hereunder by giving written notice to the other party in accordance herewith.

GRIEVANCE AND ARBITRATION

Section 1 A "grievance" is a dispute, complaint or controversy of any kind arising between the Company and the Union concerning the interpretation, application, performance or alleged breach of any of the specific terms and conditions of this Agreement, unless such provision is specifically excluded from the grievance and arbitration provisions. A Grievance shall be processed only in accordance with the provisions of this Article.

Section 2

Step 1: A grievance shall be first discussed by the Shop Steward designated by the Union and a Supervisor designated by the Company within five (5) working days of an occurrence, or knowledge thereof giving rise to the grievance.

Step 2: If the grievance is not resolved within five (5) working days after the Step 1 meeting, the grievance shall be reduced to writing and presented to the Company by the Shop Steward. If the Union does not submit a written grievance to the Company within ten (10) working days after the Step 1 meeting, it is deemed waived. The Company shall then have five (5) working days to respond to the written grievance. The Company's failure to respond shall not be used against it in any way.

Step 3: If the grievance cannot be resolved by Step 2, the matter may be appealed by either party, within five (5) working days after receipt of the Step 2 answer or, if the Company does not respond, within five (5) working days of the date the Company's response was due. The request for arbitration must be made in writing. The parties will make a good faith effort to select and mutually agree upon a single arbitrator within ten (10) days following receipt of the answer. If agreement cannot be reached, either patty may request a seven person panel list from the Federal Mediation and Conciliation Service ("FMCS") and then select the arbitrator pursuant to Section 3 of this clause. It is expressly understood that this Section 1 covers grievances which were processed and handled in accordance with the grievance procedure described within Steps 1 and 2 above. The provisions of the no-strike provision are specifically excluded from arbitration under the provisions of this Article, as are those Articles and/or Sections which specifically exclude arbitration.

Section 3 The Arbitrator shall be selected from a seven person panel list supplied by the FMCS for the Midwest Region and shall be limited to arbitrators who are members in good standing of the National Academy of Arbitrators. The arbitrator will be selected by mutual agreement or by striking. The person striking first is to be decided by the flip of a coin and thereafter alternated between the parties.

Section 4 Jurisdiction of the arbitrator selected shall be limited to:

(a) Adjudication of the issues which, under the express terms of this Agreement and/or any Submission Agreement, is entered into between the parties hereto; and

(b) Interpretation of the specific terms of this Agreement, which are applicable to the particular issue presented to the arbitrator; such jurisdiction shall not give the arbitrator authority to supplement or modify this Agreement by reference to any industry practice or custom or any so-called "common law of the shop"; and

(c) The rendition of a decision or award which in no way modifies, adds to, subtracts from, changes, or amends any term or condition of this Agreement or conflicts with the provisions of this Agreement; and

(d) The rendition of a decision or award which is not retroactive to a date preceding the date of the written grievance, upon which the decision or award is based, except for decisions or awards of back pay, which may be retroactive to the date of the incident giving rise to the back pay claim if the arbitrator determines that all applicable legal requirements for awarding back pay retroactively have been met; and

(e) The rendition of a decision or award which does not grant relief extending beyond the termination date of this Agreement, except as otherwise mutually agreed upon by the parties hereto; and

(f) The rendition of a decision or award in a discharge or disciplinary layoff case which adjudicates only the guilt or innocence of the Employee(s) involved and which in no way modifies or amends the penalty imposed, provided that if the arbitrator finds that the Employee(s) was not discharged or disciplined for cause, any award of back wages shall be limited to the amount of regular straight-time wages the Employee would otherwise have earned from his employment with the Company during the period limited by subparagraphs (d) and (e) above. The issue of whether any damage award will reflect an offset for unemployment compensation and/or compensation for personal services that he/she may have received or be entitled to from any source during such period or any compensation or assistance from any state or federal governmental agency will be decided by the arbitrator; and

(g) The rendition of a decision or award in writing which shall include a statement of the reasons and grounds upon which such decision or award is based; and

(h) The rendition of a decision or award based solely on the evidence the arguments presented to the arbitrator by the respective parties in the presence of each other and the arguments presented in the written briefs of the parties; and

(i) The rendition of a decision or award within thirty (30) calendar days of the date of presentation of written briefs by the parties.

Section 5 Any dispute which arises under the Agreement but which is based on events that occur before or after its termination is expressly excluded from the jurisdiction of the arbitrator.

Section 6 No one arbitrator shall have more than one (1) grievance submitted to him and under consideration by him at any one time unless the parties hereto otherwise agree in writing. A grievance shall be deemed under consideration by an arbitrator until the arbitrator has rendered his decision and award in writing.

Section 7 The decision of the arbitrator within the limits herein described shall be final and binding upon the Company, the Union, and the Employee(s) affected, subject to judicial review.

Section 8 Only grievances, which involve an alleged violation by the Company of a specific section or provision in this Agreement and which are processed in the manner and within the time limits herein provided shall be subject to arbitration. Notwithstanding any other provision of this Agreement, no grievance shall be arbitrable and no right of action shall accrue to the Union or any Employee under this Agreement with respect to:

(a) Any matter involving the administration, interpretation, or application of any insurance plans or any other fringe benefit mentioned or not mentioned in this Agreement in which Employees covered by this Agreement are eligible to participate;

(b) The Supervisor's judgment of an Employee's competency; or

(c) Those matters noted in Article 11 of the part of this Agreement entitled "Employee Production and Conduct."

Section 9 In addition to the grounds provided by law for vacating and/or correcting an arbitration decision or award, upon petition by either party to a court of competent jurisdiction, any arbitration decision or award hereunder shall be vacated and/or corrected upon any of the following grounds:

(a) That the arbitrator exceeded his jurisdiction or authority under this Agreement and/or under the Submission Agreement;

(b) That the arbitrator's decision or award is not supported by substantial evidence; or

(c) That the arbitrator's decision or award is based upon an error of law.

Section 10 Arbitrator's fees and expenses and the costs incidental to the hearing shall be divided equally between the Union and the Company. The cost of a transcript will be paid by the party requesting the transcript. If both parties request a transcript, the cost of a transcript will be divided equally between the Union and the Company. Each party shall bear the expense of its own representation, witnesses and associated costs.

Section 11 Any deadline in this Article may be extended by mutual agreement of the parties if in writing and signed by the parties.

UNION DUES AND INITIATION FEES

The Company agrees that it will implement and maintain a check-off procedure for the collection of Union dues and initiation fees.

Section 1 The Union shall furnish the Company with voluntary authorization cards it has in its possession which will form the legal basis for deducting Union fees and dues from the wages of employees who have signed such cards.

Section 2 The Company will perform the required deduction calculations and make the required deductions every other payday.

Section 3 Once calculated, the aforesaid membership dues and fees shall be remitted by the Company within thirty (30) days to the International Secretary/Treasurer of the United Steelworkers of America (or its successor), 5 Gateway Center, Pittsburgh, PA 15222.

Section 4 The Union will indemnify and hold the Company harmless from any liability, demand, cost, expense, loss, claim, or attorney's fee arising from or concerning the deduction of Union fees and dues from the wages of its employees.

Section 5 The Union will conduct initial educational training for each employee who signs a voluntary authorization card to deduct Union fees and dues, and will thereafter use its best efforts to educate each such employee as to the following information, which efforts will include, without limitation, distributing in writing to each employee a written statement providing the following information: (1) that the voluntary authorization card is a legal and binding contract between the employee and the Union, (2) that by executing the voluntary authorization card, the employee is authorizing the deduction of Union fees and dues from the employee's paycheck, (3) that the Union, not the Company, has established the amount of Union fees and dues that will be deducted from the employee's paycheck, (4) that Union fees and dues will be deducted from the employee's paycheck for the duration of the contract whether the employee maintains membership in the Union or not, (5) that the Union, not the Company, has established the minimum one-year duration of the contract, (6) that the Union, not the Company, has prescribed the process by which the employee may discontinue the deduction process, and (7) that the Union has agreed to assume all responsibility for resolving employee complaints concerning the deduction of Union fees and dues.

ECONOMICS

Section 1 Shift Differential: The Company will pay to all hourly-rated employees of the bargaining unit on the second and third shifts their base salary rate plus 25 cents per hour.

Section 2 Overtime: The Company will pay overtime in accordance with the proposal signed by the Union and the Company during noneconomic bargaining.

Section 3 Vacations: All regular full-time employees of the bargaining unit will earn vacation time as follows:

On a First Anniversary: 40 hours per year;

On Second through Ninth Anniversaries: 80 hours per year;

On Tenth Anniversary through Twentieth Anniversaries: 120 hours per year;

On a Twenty-First Anniversary and thereafter: 160 hours per year.

Vacation days cannot be used until they have accumulated on your anniversary date. Vacation days may not be sold back to the Company. No employee may accumulate more than 20 days of vacation. Once 20 days of vacation have accumulated, the employee will not receive any more vacation time. Vacation time may be taken in full day or half day increments. The bargaining unit may not have more than 10% of its work force off at any given time for vacations.

Vacation must be approved by your supervisory and submitted to the Personnel Department allowing as much notice as possible. If there is a conflict with two or more employees requesting the same vacation date, supervisors will make the decision. To request vacation, submit a completed vacation request form (no copied forms, please) with your supervisor's approval to the Personnel Department prior to the requested vacation date. The Personnel Department will provide the necessary information and approvals and return your copy and your supervisor's copy. Paid time off for vacation will count as hours worked for the purpose of computing overtime. Paid time off for vacation will be reflected in the paycheck for which the time as taken. Vacation pay will not be advanced.

Section 4 Sick Leave: All bargaining unit employees will receive four days of sick leave on the date on which this Agreement commences and thereafter on January 1 of each subsequent year under this Agreement. All bargaining unit employees using a sick day will receive 8 hours pay at the regular straight-time rate, excluding any shift differential. All bargaining unit employees must present the Company with a signed doctor's note to receive sick day compensation under this policy. Sick leave days will not count towards the calculation of overtime pay, may not be carried over to the next year, may not be sold back to the Company, and accrued unused sick leave days are not subject to reimbursement upon termination of employment .

Section 5 Holidays: All bargaining unit employees will receive 8 hours pay at the regular straight-time rate, including any shift differential, for the following holidays: New Years Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving Day, Christmas Eve, and Christmas Day. Additionally, the Company typically shuts down production for 3-5 days between Christmas and New Year's Day to do physical inventory. Employees who are not required to work during this week will receive the time off without pay unless vacation time is taken.

To be eligible for holiday pay, employees must work their last scheduled workday before the holiday and their first scheduled day after the holiday, unless your absence on either of these days is due to a scheduled vacation. Should any of these holidays fall on a Saturday or Sunday, the Company will observe either the previous Friday or the following Monday as the holiday. You will be given advance notice so that you may make your holiday plans. If a recognized holiday occurs during an employee's vacation, an additional day may be added to the vacation period to compensate for the holiday. Employees who are required to work on a scheduled holiday will receive their eight hours holiday pay plus pay for the hours they actually worked. Holiday pay will be calculated for hourly employees based on the straight-time rate for eight hours. Salaried employees will receive their regular salary during the week in which the holiday occurs. Paid time off for holidays will count as hours worked for the purpose of computing overtime.

Section 6 Trencor Group Insurance Options and Premiums: All bargaining unit employees will be provided with the same insurance options and insurance premium obligations as other nonmanagement Trencor employees under Trencor's group medical plan, as such options and obligations may exist and change from time to time. All language in the "Medical Insurance" and the "Life, Accidental Death and Dismemberment, Short and Long Term Disability Policies" sections of the Employee Handbook, as it may exist from time to time, are applicable. The bargaining unit will be represented on any committee of Company employees which may be formed to participate in Company efforts to reduce health care costs and/or raise awareness of insurance costs to all employees.

Section 7 Work Boots and Prescription Glasses Allowances: All bargaining unit employees will be reimbursed $75 per year for the purchase of new workboots. All bargaining unit employees will be provided with up to one pair of prescription single vision eyeglasses per year from a Company-designated supplier. The additional cost of bifocal lenses or other employee-determined changes will be paid for by the bargaining unit employee.

Section 8 Wage Raises and Wage Band Raises: All bargaining unit employees will be paid in accordance with the Company's most recent Pay Scale proposal (except employees whose pay exceeds their applicable pay ranges, who will be grandfathered in at their current rate of pay). Bargaining unit employees (other than employees grandfathered in at a rate of pay exceeding their applicable pay range) will receive a 4.0% across the board raise during the first year of this Agreement, a 3.0% across the board raise during the second year of this Agreement, and a 3.0% across the board raise during the third year of this Agreement. Additionally, the minimum and maximum per hour wage ranges in the Pay Scale will be raised 3.0% during each of the second and third years of this Agreement.

Section 9 401K Plan Participation: All bargaining unit employees will be provided with the same 401K plan options as other nonmanagement employees under Trencor's 401K plan.

Section 10 Jury and Witness Duty Leave: All bargaining unit employees will receive Jury/Witness duty leave in accordance with the "Jury/Witness Duty Leave" section of the current Employee Handbook, as it may exist from time to time.

JOB DESCRIPTIONS, CLASSIFICATIONS, AND PAY SCALES

Section 1 Any bargaining unit employee with a minimum of 2 1/2 years experience at his/her job description classification will be paid no less than the midpoint of the pay scale corresponding with their job description.

Section 2 Each bargaining unit employee will have his/her job description classification reconfirmed by their supervisor at their appraisal interview.

Section 3 The Company encourages all of its bargaining unit employees to explore their full potential.

Section 4 Questions about job descriptions, classification or reclassification, or pay scales should be directed to the Company's Plant Manager, then to the Company's Vice President of Manufacturing.

Section 5 Upon request, after the bargaining unit employee's appraisal interview, the Plant Manager and/or the Vice President of Manufacturing will meet with the employee to discuss objectives for the employee to identify and meet in order to be classified in an "advanced" job description. The Company will thereafter make reasonable efforts to give the employee work and training opportunities relating to the employee's objectives. Training opportunities will include providing the employee with internal training opportunities and programs and/or reimbursing the employee for successfully completing outside training and/or educational programs pursuant to the Company's Tuition Reimbursement Policy, as stated in the current Employee Handbook, as it may exist from time to time.

Section 6 The Company reserves the right to determine, in its sole discretion, whether any bargaining unit employee has met any objectives and whether the bargaining unit employee should be classified or reclassified in an "advanced" job description.

Section 7 The following Job Descriptions will be used during the duration of this Agreement. The Pay Scales corresponding with the Job Descriptions will be used during the first year of this Agreement and thereafter will be modified in accordance with this Agreement.

Advanced Shipping/Receiving ($ 9.79 - $11.85)

Assembles orders, stores received items and issues to production. Has working knowledge of computerized shipping, receiving and parts issuing system. Responsible for verifying all receipts against purchase orders and all shipments against shipment documentation. Responsible for all shipping documentation required to ship complete machines and spare parts. Performs any regular stockroom work assigned to insure proper storage, receipt, shipment and issuing of parts. Demonstrates continuous effort to improve operations. Demonstrates continuous effort to improve operations. Instructs less capable shipping and receiving personnel in safe and effective warehouse and shipping procedures. Works with little supervision.

Shipping/Receiving ($ 8.24 - $9.79)

Builds boxes and or crates as required. Packs parts for shipment. Loads, unloads and moves material within or near warehouse, plant or worksite. Able to read and understand computer documentation for the movement of materials. Loads and unloads materials onto or from trucks, pallets, trays, racks and shelves by hand or forklift. Moves materials to or from storage or worksite to designated area. Requires general supervision.

Maintenance ($ 12.36 - $14.94)

Performs a wide variety of plant, office and yard maintenance work. Work involves electrical installation and maintenance and some of the following: carpentry, painting, pipe fitting, masonry, plumbing, steam fitting and sheet metal work. May perform minor new construction. Works with minimum supervision and work may require the planning and installation of new wiring, rearrangement of equipment, etc.

Advanced Burn Table Operator ($ 12.36 - $15.45)

Capable of operating all three computer controlled burn tables on various thicknesses of steel. Able to download templates and nest for maximum use of material as well as utilize nests prepared by engineering. Ability to understand scheduling work orders for use in identifying and organizing burned pieces. Instructs less capable burn table operators in safe and effective set up and operation techniques. Demonstrates continuous effort to improve operations. Works with little or no supervision.

Burn Table Operator ($ 10.82 - $12.88)

Ability to operate at least one of the three computer controlled burn tables. Capable of using nests created by others. Ability to understand scheduling work orders for use in identifying and organizing burned pieces. Requires some supervision to set up and maintain burn table.

Advanced Track Torch Operator ($ 12.36 - $15.45)

Able to use blueprints to manually set up track torch to burn complex parts with various thicknesses and burn angles. Ability to understand scheduling work orders for identifying and organizing burned pieces. Instructs less capable track torch operators in safe and effective set up and operation techniques. Demonstrates continuous effort to improve operations. Works with little or no supervision.

Track Torch Operator ($ 10.82 - $12.88)

Able to use blueprints to manually set up track torch to burn simple parts of various thicknesses. Ability to understand scheduling work orders for identifying and organizing burned pieces. Requires some supervision.

Advanced Fitter Welder ($ 13.39 - $16.48)

Works from drawings to plan, layout, fit up and weld out large, complex weldments. Performs complex arc and acetylene welding. Able to weld and fabricate metals in vertical, horizontal and overhead positions for high strength requirements. Instructs less capable fitter welders in safe and effective fit up and welding techniques. Demonstrates continuous effort to improve operations. Able to complete projects with little or no supervision.

Fitter Welder ($ 10.82 - $13.91)

Works from drawings to layout, fit up and/or weld out weldments. Sometimes helps with complex weldments. Performs arc and acetylene welding. Able to weld in vertical and horizontal positions. Requires some supervision.

Advanced Press Operator ($ 13.39 - $16.48)

Ability to use engineering drawings to layout and bend complex metal parts to the required shapes. Can develop bend templates for use in bending of repetitive parts. Instructs less capable press operators in safe and effective set up and operation techniques. Demonstrates continuous effort to improve operations. Works with little or no supervision.

Press Operator ($ 10.82 - $13.91)

Ability to use engineering drawings to layout and bend simple metal parts to the required shapes. Uses bend template developed by others to bend and shape repetitive parts. Needs supervision.

Advanced Layout Technician ($ 13.39 - $16.48)

Ability to use engineering drawings to layout locations for further drilling, cutting, bending or machining parts. Must be detail oriented and accurate to close tolerances. Knowledgeable of all types of measuring equipment to layout parts. Capable of producing accurate templates for use in repetitive layout parts. Utilize shop work orders to collect, organize and direct parts to subsequent operations. Instructs less capable layout technicians in safe and effective layout techniques. Demonstrates continuous effort to improve operations. Works with little or no supervision.

Layout Technician ($ 10.82 - $13.39)

Ability to use engineering drawings to make simple layouts for further drilling, cutting, bending or machining. Uses layout templates for repetitive parts. Utilizes shop work orders to collect, organize and direct parts to subsequent operations. Needs supervision and help from colleagues.

Advanced Painter ($ 11.33 - $13.39)

Sprays machines or a variety of parts with primer or finish paint and operates permatex-lining equipment under minimal supervision. Has ability and knowledge to perform spot repairs and blended repairs on previously painted equipment and parts. Uses brush to touch up any imperfections. Mixes paint and adds thinner for proper consistency. May do other work in department when necessary. Responsible for understanding and complying with all EPA and local policies and procedures. Demonstrates continuous effort to improve operations. Instructs less capable painters in safe and effective painting and priming techniques.

Painter ($ 9.79 - $11.85)

Sprays machines or a variety of parts with primer or finish paint, under supervision. Uses brush to touch up any imperfections. Mixes paint and adds thinner for proper consistency. May do other work in department when necessary. Responsible for understanding and complying with all EPA and local policies and procedures.

Advanced Assembly Mechanic ($ 12.36 - $15.45)

Ability to complete mechanical assembly on all trencher subassemblies and final assembly of the machine. Works with engineering drawings to assemble close tolerance machine parts into working mechanical components. Ability to adjust and align to close tolerances to maintain required fit of all mechanical components. Diversified to plan or help plan assembly procedure. Demonstrates continuous effort to improve operations. Familiar with all hydraulics and electrical components. Instructs less capable assembly mechanics in safe and effective assembly procedures. Works with little or no supervision.

Assembly Mechanic ($ 10.30 - $12.88)

Generally work with Advanced assembly Mechanics to complete mechanical assembly of subassemblies and final assembly of the machine. Utilizes drawings and/or verbal instruction to complete simple assemblies. Helps to install trencher components to complete assembly of the trencher.

Assembly Welder ($ 12.36 - $15.45)

Works with Advanced Assembly Mechanics to help erect and assemble machine. Utilizes welding skills to add to, modify or complete weldments for final assembly of the machine. Must be able to weld in vertical, horizontal and overhead positions. Helps with mechanical assembly when not using welding skills. Requires verbal direction and some supervision.

Advanced Electrician ($ 12.36 - $15.45)

Ability to use electrical schematics and specifications to completely wire up a machine. Must have full understanding of electrical and electronics circuitry and controls. Familiar with the electrical requirements of computerized components. Offers recommendations to engineering for improvements in electrical and electronic design. Must be able to check out, inspect and trouble shoot all electrical and electronic systems on the machine. Helps as an assembly mechanic when required. Instructs less capable electricians in safe and effective electrical techniques. Demonstrates continuous effort to improve operations. Works with little or no supervision.

Electrician ($ 10.30 - $12.88)

Generally works with Advanced Electrician to wire up machines. Must be able to read electrical schematics and have some idea of electrical circuitry. Helps to check out and inspect electrical systems. Helps as an assembly mechanic when required. Requires some supervision.

Advanced Hydraulic Technician ($ 12.36 - $15.45)

Full and complete understanding of both open and closed hydraulic schematics and circuits. Able to build good quality hoses as specified by the engineering drawings and bills of material. Responsible for installing hydraulics components and hoses as required. Has the ability to logically trouble shoot hydraulic systems to determine causes and solutions of problems. Responsible for setting and checking proper pressure in the system as specified by engineering. Aids field service personnel as required. Helps as an assembly mechanic when required. Instructs less capable hydraulic technicians in safe and effective hydraulic system techniques. Demonstrates continuous effort to improve operations. Works with little or no supervision.

Hydraulic Technician ($ 10.30 - $12.88)

Working knowledge of hydraulic schematics and circuits. Builds good quality hoses as specified by the engineering drawings and bills of material. Able to install hydraulic components and hoses. Helps as an assembly mechanic when required. Requires general supervision.

Advanced CNC Machinist ($ 14.42 - 16.48)

Able to utilize engineering drawings to program CNC functions to produce complicated, close tolerance machine parts in the least amount of time. Knowledge of different programming languages required. Ability to set up and run complex parts on various CNC machines. Instructs less capable CNC machinists in safe and effective set up and CNC operation techniques. Demonstrates continuous effort to improve operations. Works with little or no supervision.

CNC Machinist ($ 12.36 - $14.94)

Working knowledge of at least one CNC programming language. Able to program CNC functions to produce parts efficiently. Ability to set up and run parts on at least one CNC machine. Requires general supervision.

Advanced Machinist ($ 12.36 - $15.45)

Ability to set up and operate a wide range of manual machines such as lathes, boring mills, mills, gear cutters, etc. unassisted. Adjust feeds and speeds to improve quality and achieve maximum efficiency with minimal tool wear. Ability to measure work carefully using precision measuring instruments to assure conformance to tolerances. Demonstrates continuous effort to improve operations. Instructs less capable machinists in safe and effective set up and operation techniques. Works with little or no supervision.

Machinist ($ 10.30 - $12.36)

Ability to set up and operate a wide range of manual machines such as lathes, boring mills, mills, gear cutters, etc. Knowledge of the required feed and speeds to produce the part. Ability to measure work carefully using precision measuring instruments to assure conformance to tolerances. Requires some supervision.

Advanced Drill Press Operator ($ 11.33 - $14.94)

Ability to make precise layouts of holes to be drilled. Able to set up and operate drill press to drill manually laid out holes or to use drill jig. Selects proper speeds and feed to achieve maximum efficiency with minimum drill wear. Demonstrates continuous effort to improve operations. Instructs less capable drill press operators in safe and effective set up and drilling techniques. Works with little or no supervision.

Drill Press Operator ($ 9.27 - $11.85)

Ability to set up and drill holes using drill jig or hole location laid out by others. Selects proper speeds and feed to produce required hole. Requires general supervision.

Saw Operator ($ 9.27 - $11.85)

Able to set up and operate metal cutting saw on various shapes of structural steel including angle, flat bar, round bar, beams, channels, etc. Ability to measure and cut to specified length as per the engineering drawing or work order requirements. Uses crane and other lifting devices to load and unload saw. Familiar with inventory procedures requiring remarking of remaining material to return to inventory. Must be able to mark cut pieces according to the work order requirements. Requires some supervision.

Deburr Operator ($ 9.27 - $11.85)

Ability to inspect and remove all burrs from machined parts as required. Must handle parts carefully to avoid any damage to close tolerance parts. Help out in other areas as required.

Quality Inspector ($ 10.30 - $13.39)

Ability to read and interpret all drawings. Works with all types of measuring instruments to check dimensions as shown on drawings. Detail oriented. Familiar with all types of welded and mechanical assemblies. Prepares inspection reports as required.

Section 8 The Company reserves the right to give additional wage raises on the basis of merit to bargaining unit employees in such amounts as management in its sole discretion determines to be appropriate. Any increased wage will not exceed the maximum of the pay scale corresponding with the employee's job description.